EXHIBIT 99.1
Protalex, Inc.
145 Union Square Drive
New Hope, PA 18938
(P) 215-862-9720
(F) 215-862-6614

FOR IMMEDIATE RELEASE

PROTALEX INC. ANNOUNCES THE FDA’S LIFTING OF CLINICIAL HOLD

New Hope, PA. September 12, 2005. Protalex Inc. (OTCBB: PRTX) announced today that the United States Food and Drug Administration (“FDA”) has removed the clinical hold on its Investigational New Drug (“IND”) application for their lead compound PRTX-100. “This represents a significant milestone achievement for our company” said Steven H. Kane, President and Chief Executive Officer. “We now have FDA clearance to immediately proceed with the planned Phase I safety trial in healthy volunteers. Although the pathway to healthy volunteers presented the Company with greater challenges, we believe we are now strategically in a better position to accomplish our future goals.”

Victor S. Sloan, M.D., Senior Vice President and Chief Medical Officer added, “I am particularly excited about conducting trials in healthy volunteers, as a successful completion of Phase I trials will give the Company the option to start Phase II trials in several different indications, rather than being restricted to only the indication studied in Phase I.”

As previously announced the Company submitted its IND on March 4, 2005 and on March 31, 2005, the FDA placed on the Company’s IND on clinical hold pending additional product characterization. On August 10, 2005, the Company filed its official response to the clinical hold issue with the FDA.

About Protalex

Protalex is a biotechnology company engaged in the development of a new class of drug for the treatment of Rheumatoid Arthritis, Pemphigus and other autoimmune diseases.

Cautionary Statement Regarding Forward Looking Information

This release contains forward-looking information about Protalex, Inc. that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should,'' "project," "plan,'' "seek," "intend,'' or "anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and Protalex’s future performance, operations and products.

This forward-looking information should be considered only in connection with “Risk Factors” in Protalex’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission (“SEC”) on August 26, 2005 and its other periodic reports filed with the SEC. Protalex assumes no obligation to update any forward-looking statements or information set forth in this press release.

Contact:
Marc L. Rose
Vice President and Chief Financial Officer
(p) 215-862-9720
(f) 215-862-6614
mrose@protalex.com